Exhibit 3.2

LASALLE HOTEL PROPERTIES
FORM OF ARTICLES SUPPLEMENTARY
ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF
6.3% SERIES J CUMULATIVE REDEEMABLE PREFERRED SHARES,
$.01 PAR VALUE PER SHARE
LASALLE HOTEL PROPERTIES, a Maryland real estate investment trust (the “Trust”), having its principal office in Bethesda, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST: Pursuant to authority expressly vested in the Trustees by Article VI Section 6.3 of the Articles of Amendment and Restatement of Declaration of Trust, dated April 24, 1998, as amended (the “Declaration of Trust”), the Trustees have duly classified and designated 6,000,000 Preferred Shares (as defined in the Declaration of Trust) of the Trust as 6.3% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share, of the Trust (“Series J Preferred Shares”).
SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Series J Preferred Shares are as follows,
6.3% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share
1. Designation and Number. A series of Preferred Shares, designated the “6.3% Series J Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share”, is hereby established. The number of authorized Series J Preferred Shares shall be 6,000,000.
2. Relative Seniority. The Series J Preferred Shares will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all equity securities the terms of which provide that such equity securities shall rank junior to such Series J Preferred Shares; (b) on a parity with all equity securities issued by the Trust, other than those equity securities referred to in clauses (a) and (c); and (c) junior to all equity securities issued by the Trust which rank senior to the Series J Preferred Shares in accordance with Section 7(d) hereof. The term “equity securities” shall not include convertible debt securities.
3. Distributions.
(a) Holders of Series J Preferred Shares shall be entitled to receive, when and as authorized by the Trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 6.3% per annum of the twenty-five dollars ($25.00) per share liquidation preference of the Series J Preferred Shares (equivalent to a fixed annual amount of $1.575 per share). Such distributions shall accumulate on a daily basis and be cumulative from (and including) the original date of issuance and be payable quarterly in equal amounts in arrears on the fifteenth day of each January, April, July and October of each year, beginning on July 15, 2016 (each such day being hereinafter called a “Distribution Payment Date”); provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. Any distribution payable on the Series J Preferred Shares for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Distribution Payment Date falls or such other date designated by the Trustees for the payment of distributions that is not more than 90 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

(b) No distribution on the Series J Preferred Shares shall be authorized by the Trustees or paid or set aside for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting aside of funds or provides that such authorization, payment or setting aside of funds would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting aside of funds shall be restricted or prohibited by law.
(c) Notwithstanding anything to the contrary contained herein, distributions on the Series J Preferred Shares shall accrue whether or not the restrictions referred to in clause (b) exist, whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series J Preferred Shares will accumulate as of the Distribution Payment Date on which they first become payable or on the date of redemption as the case may be. Accrued but unpaid distributions will not bear interest.
(d) If any Series J Preferred Shares are outstanding, no distributions will be authorized or paid or set apart for payment on any equity securities of the Trust of any other class or series ranking, as to distributions, on a parity with or junior to the Series J Preferred Shares unless full cumulative distributions have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for such payment on the Series J Preferred Shares for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series J Preferred Shares and all other equity securities ranking on a parity, as to distributions, with the Series J Preferred Shares, all distributions authorized, paid or set apart for payment upon the Series J Preferred Shares and all other equity securities ranking on a parity, as to distributions, with the Series J Preferred Shares shall be authorized and paid pro rata or authorized and set apart for payment pro rata so that the amount of distributions authorized per Series J Preferred Share and each such other equity security shall in all cases bear to each other the same ratio that accrued distributions per Series J Preferred Share and other equity security (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such equity securities do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series J Preferred Shares which may be in arrears.
(e) Except as provided in clause (d), unless full cumulative distributions on the Series J Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Common Shares or other equity securities of the Trust ranking junior to the Series J Preferred Shares as to distributions and upon liquidation) shall be authorized or paid or set apart for payment nor shall any other distribution be authorized or made upon the Common Shares or any other equity securities of the Trust ranking junior to or on a parity with the Series J Preferred Shares as to distributions or upon liquidation, nor shall any Common Shares or any other equity securities of the Trust ranking junior to or on a parity with the Series J Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such equity securities) by the Trust (except by conversion into or exchange for other equity securities of the Trust ranking junior to the Series J Preferred Shares as to distributions and upon liquidation, by redemption, purchase or acquisition of equity securities under incentive, benefit or share purchase plans of the Trust for officers, Trustees or employees or others performing or providing similar services, or by other redemption, purchase or acquisition of such equity securities for the purpose of preserving the Trust’s status as a real estate investment trust (“REIT”) for federal income tax purposes).
(f) Holders of Series J Preferred Shares shall not be entitled to any distribution, whether payable in cash, property or shares, in excess of full cumulative distributions on the Series J Preferred Shares as described above. Any distribution payment made on the Series J Preferred Shares shall first be credited against the earliest accrued and unpaid distribution due with respect to such shares which remains payable.
(g) In determining whether a distribution by dividend, redemption or other acquisition of the Trust’s equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights on dissolution are superior to those receiving the distribution.

(h) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.
4. Liquidation Rights.
(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Trust (referred to herein sometimes as a “liquidation”), the holders of Series J Preferred Shares then outstanding shall be entitled to receive, out of the assets of the Trust legally available for distribution to shareholders (after payment or provision for payment of all debts and other liabilities of the Trust), liquidating distributions in cash or property at fair market value as determined by the Trustees equal to a liquidation preference of twenty-five dollars ($25.00) per Series J Preferred Share, plus an amount equal to all accrued and unpaid distributions to, but not including, the date of payment, before any distribution of assets is made to holders of Common Shares or any other equity securities of the Trust that rank junior to the Series J Preferred Shares as to liquidation rights.
(b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Trust, the assets of the Trust are insufficient to make full payment to holders of Series J Preferred Shares and to the corresponding amounts payable on all shares of other classes or series of equity securities of the Trust ranking on a parity with the Series J Preferred Shares as to liquidation rights, then the holders of the Series J Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
(c) Written notice of any such liquidation of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 days nor more than 60 days prior to the payment date stated therein, to each record holder of the Series J Preferred Shares at the respective address of such holders as the same shall appear on the share transfer records of the Trust.
(d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series J Preferred Shares will have no right or claim to any of the remaining assets of the Trust.
(e) None of a consolidation or merger of the Trust with or into another entity, a merger of another entity with or into the Trust, a statutory share exchange by the Trust or a sale, lease, transfer or conveyance of all or substantially all of the Trust’s property or business shall be considered a liquidation of the Trust.
5. Redemption
(a) Except as described in Section 6 below and this Section 5, the Series J Preferred Shares are not redeemable prior to May 25, 2021. To ensure that the Trust remains qualified as a REIT for federal income tax purposes, however, the Series J Preferred Shares shall be subject to the provisions of Article VII of the Declaration of Trust pursuant to which Series J Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in Article VII of the Declaration of Trust) shall automatically be transferred to a Charitable Trust (as defined in Article VII of the Declaration of Trust) and the Trust shall have the right to purchase such shares, as provided in Article VII of the Declaration of Trust. On and after May 25, 2021, the Trust, at its option, upon giving notice as provided below, may redeem the Series J Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of twenty-five dollars ($25.00) per share, plus all accrued and unpaid distributions on such Series J Preferred Shares to, but not including, the date of such redemption (the “Redemption Right”).
(b) If fewer than all of the outstanding Series J Preferred Shares are to be redeemed pursuant to the Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series J Preferred Shares would become a holder of a number of Series J Preferred Shares in excess of the Ownership Limit because such holder’s Series J Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration of

Trust, the Trust will redeem the requisite number of Series J Preferred Shares of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.
(c) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series J Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series J Preferred Shares shall be redeemed unless all outstanding Series J Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Trust of Series J Preferred Shares pursuant to Article VII of the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series J Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all Series J Preferred Shares. In addition, unless full cumulative distributions on all Series J Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series J Preferred Shares (except by conversion into or exchange for equity securities of the Trust ranking junior to the Series J Preferred Shares as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series J Preferred Shares for the purpose of preserving the Trust’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series J Preferred Shares).
(d) Immediately prior to any redemption of Series J Preferred Shares, the Trust shall pay, in cash, any accrued and unpaid distributions to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series J Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Distribution Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series J Preferred Shares for which a notice of redemption has been given.
(e) The following provisions set forth the procedures for redemption pursuant to the Redemption Right:
(i) Notice of redemption will be mailed by the Trust, postage prepaid, no less than 30 days nor more than 60 days before the redemption date, addressed to the respective holders of record of the Series J Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series J Preferred Shares except as to the holder to whom notice was defective or not given.
(ii) In addition to any information required by law or by the applicable rules of any exchange upon which the Series J Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series J Preferred Shares to be redeemed; (D) the place or places where the certificates for the Series J Preferred Shares are to be surrendered for payment of the redemption price; and (E) that distributions on the Series J Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series J Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series J Preferred Shares held by such holder to be redeemed.
(iii) On or after the redemption date, each holder of Series J Preferred Shares to be redeemed shall present and surrender the certificates representing his Series J Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accrued and unpaid distributions to, but not including, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series J Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Series J Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.
(iv) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all distributions on the Series J Preferred Shares designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid distributions to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid distributions to, but not including, the redemption date) of the Series J Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series J Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series J Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.
(f) Any Series J Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Trustees.
6. Special Optional Redemption by the Trust.
(a) Upon the occurrence of a Change of Control (as defined below), the Trust will have the option upon written notice mailed by the Trust, postage pre-paid, no less than 30 days nor more than 60 days before the redemption date and addressed to the holders of record of the Series J Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Trust, to redeem the Series J Preferred Shares, in whole or in part within 120 days after the first date on which such Change of Control occurred, for cash at twenty-five dollars ($25.00) per share, plus accrued and unpaid distributions, if any, to, but not including, the redemption date (“Special Optional Redemption Right”). No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series J Preferred Shares except as to the holder to whom notice was defective or not given. If, prior to the Change of Control Conversion Date (as defined below), the Trust has provided or provides notice of redemption with respect to the Series J Preferred Shares (whether pursuant to the Redemption Right or the Special Optional Redemption Right), the holders of Series J Preferred Shares will not have the conversion right described below in Section 9.
A “Change of Control” is when, after the original issuance of the Series J Preferred Shares, the following have occurred and are continuing:
(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Trust entitling that person to exercise more than 50% of the total voting power of all shares of the Trust entitled to vote generally in elections of Trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), and
(ii) following the closing of any transaction referred to in (i) above, neither the Trust nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE MKT, or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.
(b) In addition to any information required by law or by the applicable rules of any exchange upon which the Series J Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series J Preferred Shares to be redeemed; (D) the place or places where the certificates for the Series J Preferred Shares are to be surrendered for payment of the redemption price; (E) that the Series J Preferred Shares are being redeemed pursuant to the Special Optional Redemption Right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that holders of the Series J Preferred Shares to which the notice relates will not be able to tender such Series J Preferred Shares for conversion in connection with the Change of Control and each Series J Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date; and (G) that distributions on the Series J Preferred Shares to be redeemed will cease to accrue on such redemption date. If fewer than all of the Series J Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series J Preferred Shares held by such holder to be redeemed.
If fewer than all of the outstanding Series J Preferred Shares are to be redeemed pursuant to the Special Optional Redemption Right, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable method prescribed by the Trustees. If such redemption is to be by lot and, as a result of such redemption, any holder of Series J Preferred Shares would become a holder of a number of Series J Preferred Shares in excess of the Ownership Limit because such holder’s Series J Preferred Shares were not redeemed, or were only redeemed in part then, except as otherwise provided in the Declaration of Trust, the Trust will redeem the requisite number of Series J Preferred Shares of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.
(c) Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series J Preferred Shares shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series J Preferred Shares shall be redeemed unless all outstanding Series J Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase by the Trust of Series J Preferred Shares pursuant to Article VII of the Declaration of Trust or otherwise in order to ensure that the Trust remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series J Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all Series J Preferred Shares. In addition, unless full cumulative distributions on all Series J Preferred Shares have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, the Trust shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series J Preferred Shares (except by conversion into or exchange for equity securities of the Trust ranking junior to the Series J Preferred Shares as to distributions and upon liquidation; provided, however, that the foregoing shall not prevent any purchase or acquisition of Series J Preferred Shares for the purpose of preserving the Trust’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series J Preferred Shares).
(d) Immediately prior to any redemption of Series J Preferred Shares pursuant to the Special Optional Redemption Right, the Trust shall pay, in cash, any accrued and unpaid distributions to, but not including, the redemption date, unless a redemption date falls after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case each holder of Series J Preferred Shares at the close of business on such Distribution Record Date shall be entitled to the distribution payable on such shares on the corresponding Distribution Payment Date (including any accrued and unpaid distributions for prior periods) notwithstanding the redemption of such shares before such Distribution Payment Date. Except as provided above, the Trust will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series J Preferred Shares for which a notice of redemption has been given.

(e) On or after the redemption date, each holder of Series J Preferred Shares to be redeemed shall present and surrender the certificates representing his Series J Preferred Shares to the Trust at the place designated in the notice of redemption and thereupon the redemption price of such shares (including all accrued and unpaid distributions to, but not including, the redemption date) shall be paid to or on the order of the person whose name appears on such certificate evidencing Series J Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares evidenced by any such certificate evidencing Series J Preferred Shares are to be redeemed, a new certificate shall be issued evidencing the unredeemed shares.
(f) From and after the redemption date (unless the Trust defaults in payment of the redemption price), all distributions on the Series J Preferred Shares designated for redemption in such notice shall cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid distributions to, but not including, the redemption date), shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Trust) on the Trust’s share transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Trust, prior to a redemption date, may irrevocably deposit the redemption price (including accrued and unpaid distributions to, but not including, the redemption date) of the Series J Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series J Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid distributions to, but not including, the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series J Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Trust.
(g) Any Series J Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Trustees.
7. Voting Rights.
(a) Holders of the Series J Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law. In any matter in which the holders of Series J Preferred Shares are entitled to vote, each such holder shall have the right to one vote for each Series J Preferred Share held by such holder. If the holders of the Series J Preferred Shares and the holders of another series of preferred shares are entitled to vote together as a single class on any matter, the holders of the Series J Preferred Shares and the holders of such other preferred shares shall each have one vote for each $25.00 of liquidation preference.
(b) Whenever distributions on any Series J Preferred Shares shall be in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”), the holders of Series J Preferred Shares (voting separately as a single class together with all other equity securities upon which like voting rights have been conferred and are exercisable (“Parity Preferred Shares”)) will be entitled to vote for the election of a total of two additional trustees of the Trust (each, a “Preferred Share Trustee”) at a special meeting called by the holders of at least 10% of the outstanding Series J Preferred Shares or the holders of at least 10% of any other series of Parity Preferred Shares so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or, if the request for a special meeting is received by the Trust less than 90 days before the date fixed for the next annual or special meeting of shareholders, at the next annual meeting of shareholders, and at each subsequent annual meeting until all distributions accrued on the Series J Preferred Shares for the past distribution periods and the then current distribution period shall have been fully paid or authorized and a sum sufficient for the payment thereof set apart for payment in full.
(c) If and when all accrued distributions and the distribution for the then current distribution period on the Series J Preferred Shares shall have been paid in full or authorized and set aside for payment in full, the holders of Series J Preferred Shares shall be divested of the voting rights set forth in clause (b) above (subject to revesting in the event of each and every Preferred Distribution Default) and, if all accrued distributions and the distribution for the current distribution period have been paid in full or authorized by the Trustees and set aside for payment in full on all other series of Parity Preferred Shares upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series J Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). So long as a Preferred Distribution Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series J Preferred Shares when they have the voting rights set forth in clause (b) above and all other series of Parity Preferred Shares (voting as a single class). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.
(d) So long as any Series J Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote of the holders of at least two-thirds of the Series J Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series J Preferred Shares with respect to payment of distributions or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, or reclassify any authorized equity securities of the Trust into any such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such equity securities; or (ii) amend, alter or repeal the provisions of the Declaration of Trust (including these Articles Supplementary), whether by merger or consolidation (in either case, an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series J Preferred Shares or the holders thereof; provided, however, that with respect to the occurrence of any Event set forth in (ii) above, so long as Series J Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Trust may not be the surviving entity and such surviving entity may thereafter be the issuer of the Series J Preferred Shares, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series J Preferred Shares or the holders thereof; and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other class or series of equity securities, or (y) any increase in the amount of authorized Series J Preferred Shares or any other class or series of equity securities, in the case of each of (x) or (y) above ranking on a parity with or junior to the Series J Preferred Shares with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Trust, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
(e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series J Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
8. Information Rights. During any period in which the Trust is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series J Preferred Shares are outstanding, the Trust will (i) transmit by mail or other permissible means under the Exchange Act to all holders of the Series J Preferred Shares, as their names and addresses appear in the Trust’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Trust would have been required to file with the Securities and Exchange Commission (the “SEC”), pursuant to Section 13 or Section 15(d) of the Exchange Act if the Trust were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series J Preferred Shares. The Trust will mail (or otherwise provide) the reports to the holders of Series J Preferred Shares within 15 days after the respective dates by which the Trust would have been required to file such reports with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

 9. Conversion. The Series J Preferred Shares are not convertible into or exchangeable for any other property or securities of the Trust, except as provided in this Section 9.
(a) Upon the occurrence of a Change of Control, each holder of Series J Preferred Shares shall have the right, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem the Series J Preferred Shares pursuant to the Redemption Right or Special Optional Redemption Right, to convert some or all of the Series J Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per Series J Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) the $25.00 liquidation preference per Series J Preferred Share to be converted, plus (y) the amount of any accrued and unpaid distributions to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Distribution Record Date and prior to the corresponding Distribution Payment Date, in which case no additional amount for such accrued and unpaid distribution will be included in such sum), by (ii) the Common Share Price (as defined below) (such quotient, the “Conversion Rate”), and (B) 2.1404 (the “Share Cap”), subject to the immediately succeeding paragraph.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares as follows: the adjusted Share Cap as the result of a Share Split shall be the number of Common Shares that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of Common Shares outstanding after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 12,842,400 Common Shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.
In the case of a Change of Control pursuant to which Common Shares shall be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series J Preferred Shares shall receive upon conversion of such Series J Preferred Shares the kind and amount of Alternative Form Consideration which such holder of Series J Preferred Shares would have owned or been entitled to receive upon the Change of Control had such holder of Series J Preferred Shares held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).
In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series J Preferred Shares shall receive shall be the form of consideration elected by the holders of the Common Shares who participate in the determination (based on the weighted average of elections) and shall be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with clause (c) below that is no less than 20 days nor more than 35 days after the date on which the Trust provides such notice pursuant to clause (c) below.
The “Common Share Price” shall be (i) if the consideration to be received in the Change of Control by holders of Common Shares is solely cash, the amount of cash consideration per Common Share, and (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash, the average of the closing price per Common Share on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.
(b) No fractional Common Shares shall be issued upon the conversion of Series J Preferred Shares. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Share Price.
(c) Within 15 days following the occurrence of a Change of Control, a notice of occurrence of the Change of Control, describing the resulting Change of Control Conversion Right, shall be delivered to the holders of record of the Series J Preferred Shares at their addresses as they appear on the Trust’s share transfer records and notice shall be provided to the Trust’s transfer agent. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the conversion of any Series J Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series J Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date, which shall be a Business Day occurring within 20 to 35 days following the date of such notice; (vi) that if, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem all or any portion of the Series J Preferred Shares, the holder will not be able to convert Series J Preferred Shares and such Series J Preferred Shares shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series J Preferred Share; (viii) the name and address of the paying agent and the conversion agent; and (ix) the procedures that the holders of Series J Preferred Shares must follow to exercise the Change of Control Conversion Right.
(d) The Trust shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Trust’s website, in any event prior to the opening of business on the first Business Day following any date on which the Trust provides notice pursuant to clause (c) above to the holders of Series J Preferred Shares.
(e) In order to exercise the Change of Control Conversion Right, a holder of Series J Preferred Shares shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Series J Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Trust’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series J Preferred Shares to be converted; and (iii) that the Series J Preferred Shares are to be converted pursuant to the applicable provisions of the Series J Preferred Shares. Notwithstanding the foregoing, if the Series J Preferred Shares are held in global form, such notice shall comply with applicable procedures of The Depository Trust Company (“DTC”).
(f) Holders of Series J Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Trust’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn Series J Preferred Shares; (ii) if certificated Series J Preferred Shares have been issued, the certificate numbers of the withdrawn Series J Preferred Shares; and (iii) the number of Series J Preferred Shares, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the Series J Preferred Shares are held in global form, the notice of withdrawal shall comply with applicable procedures of DTC.
(g) Series J Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Trust has provided or provides notice of its election to redeem such Series J Preferred Shares, whether pursuant to its Redemption Right or Special Optional Redemption Right. If the Trust elects to redeem Series J Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series J Preferred Shares shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.
(h) The Trust shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.
(i) Notwithstanding anything to the contrary contained herein, no holder of Series J Preferred Shares will be entitled to convert such Series J Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause the holder of such Common Shares (or any other person) to Beneficially Own or Constructively Own, within the meaning of the Declaration of Trust, Common Shares of the Trust in excess of the Ownership Limit, as such term is defined in the Declaration of Trust, as applicable.
10. Application of Article VII. The Series J Preferred Shares are subject to the provisions of Article VII of the Declaration of Trust.
THIRD: The Series J Preferred Shares have been classified and designated by the Trustees under the authority contained in the Declaration of Trust.
FOURTH: These Articles Supplementary have been approved by the Trustees in the manner and by the vote required by law.
FIFTH: These Articles Supplementary shall be effective at the time the State Department of Assessments and Taxation of Maryland accepts these Articles Supplementary for record.
SIXTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, LASALLE HOTEL PROPERTIES has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on May ___, 2016.

WITNESS:		LASALLE HOTEL PROPERTIES

By:		By:
	Kenneth G. Fuller Secretary		Michael D. Barnello President and Chief Executive Officer

[Signature Page for Series J Preferred Shares Articles Supplementary]